Exhibit 2
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                         AMENDMENT NO. 1 TO AMENDED
                         --------------------------
                       AND RESTATED RIGHTS AGREEMENT
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AMENDENT NO. 1, dated as of October 18, 1998 (the "Amendment"), to the
Amended and Restated Rights Agreement, dated as of April 4, 1997 (the "Rights Agreement"), by and between The Kroger Co., an Ohio corporation (the "Company"), and The Bank of New York, as Rights Agent (the "Rights Agent").

          WHEREAS, the parties hereto desire to amend the Rights Agreement as set forth below.

          NOW, THEREFORE, the parties hereto agree as follows:

          1. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended by adding at the end of such definition the following:


          "; provided, however, that Fred Meyer, Inc., a Delaware corporation ("Fred Meyer"), shall not be deemed to be an Acquiring Person to the extent that Fred Meyer becomes the Beneficial Owner of shares of Common Stock solely by reason of
          (i) the execution of the Stock Option Agreement, dated as of October 18, 1998, by and between the Company and Fred Meyer (the "Stock Option Agreement"), or (ii) the consummation of the transactions contemplated by the Stock Option Agreement in accordance with the terms thereof."

          2. The definition of "Stock Acquisition Date" set forth in
Section 1(j) of the Rights Agreement is hereby amended by adding at the end of such definition the following:

          "; provided, however, that the Stock Acquisition Date shall not be deemed to have occurred as a result of the public announcement of the execution of the Stock Option Agreement or as a result of the consummation of any transaction contemplated thereby."

          3. The Rights Agreement is hereby amended by adding thereto the following new Section 3(d):

          "(d) Notwithstanding any provision of this Agreement to the contrary, Fred Meyer shall not be, and shall not be deemed to be, an Acquiring Person, and no Distribution Date, Stock Acquisition Date or any other event which would result in the Rights becoming exercisable shall occur or be deemed to occur, in either case solely by reason of the execution of the Stock Option Agreement or the announcement or consummation of the transactions contemplated thereby."

          4. Each party hereto represents and warrants that (i) the execution, delivery and performance of this Amendment by such party have been duly authorized by all necessary corporate action and (ii) this Amendment constitutes a valid and binding agreement of such party.

          5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          6. This Amendment shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.



                                    THE KROGER CO.


                                    By: /s/ Paul W. Heldman
                                        ----------------------------------
                                        Name:  Paul W. Heldman
                                        Title: Senior Vice President, Secretary
                                               and General Counsel


                                    THE BANK OF NEW YORK


                                    By:  /s/ John I. Sivertsen
                                        ----------------------------------
                                        Name:  John I. Sivertsen
                                        Title: Vice President